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                [Letterhead of Cadwalader]



                                       October 7, 1998




Mid-State Homes, Inc.
1500 North Dale Mabry Highway
Tampa, Florida 33607


         Re:      ASSET-BACKED NOTES

Ladies and Gentlemen:

          We have acted as your counsel in connection with the Registration Statement (No. 333-58995), filed with the Securities and Exchange Commission (the "Commission") on July 13, 1998, pursuant to the Securities Act of 1933, as amended (as amended, the "Registration Statement"). The Registration Statement covers Asset-Backed Notes ("Notes") to be issued in one or more series (each, a "Series"). Each Series of Notes will be issued under a separate indenture (each, an "Indenture") between a trust formed by Mid-State Homes, Inc., as depositor (each such trust, an "Issuer") and an indenture trustee to be identified in the Prospectus Supplement for such Series of Notes (an "Indenture Trustee"). A form of Indenture is included as an Exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement. The opinions set forth below, insofar as they relate to the binding nature of any obligations, are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to creditors' rights, and to general principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

          We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.

          Based on the foregoing, we are of the opinion that:

          1. When an Indenture for a Series of Notes has been duly and validly executed and delivered by the Issuer and the Indenture Trustee, such Indenture will constitute a valid and legally binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

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Mid-State Homes, Inc.                                      October 7, 1998


          2. When an Indenture for a Series of Notes has been duly and validly executed and delivered by the Issuer and the Indenture Trustee, and the Notes of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Notes will be legally and validly issued, fully paid and nonassessable, the holders of such Notes will be entitled to the benefits of such Indenture and the Notes will constitute binding obligations of the related Trust.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                    Very truly yours,


                                    /s/ CADWALADER, WICKERSHAM & TAFT